CONTACT: James Frincke, Ph.D.

President and CEO

Hollis-Eden Pharmaceuticals

(858) 587-9333

IR@holliseden.com

Hollis-Eden Presents New Interim Data from Prostate Cancer Phase I/II Clinical Studies of Apoptone (HE3235) at AACR Molecular Targets and Cancer Therapeutics Conference

Boston, MA - November 16, 2009 - Hollis-Eden Pharmaceuticals, Inc. (Nasdaq: HEPH), today reported preliminary results of its ongoing Phase I/II clinical trial with Apoptone® (HE3235) for hormone-resistant prostate cancer (also called castrate-resistant prostate cancer or CRPC). Presented at the Molecular Targets and Cancer Therapeutics Conference, which is co-sponsored by the AACR, NCI and EORTC, the poster is titled: "Results of preclinical and clinical Phase I/II open-label dose-ranging trial with HE3235, a synthetic adrenal hormone, in Castrate Resistant Prostate Cancer (CRPC)." Apoptone (HE3235), a novel steroid that is an analog of a dihydrotestosterone metabolic pathway member, stimulates cell death (apoptosis) in hormone-dependent prostate tumors. Presenting the data is the lead investigator of the study, R. Bruce Montgomery, M.D., Associate Professor, Department of Medicine, Division of Oncology, University of Washington School of Medicine. The poster also included supportive preclinical data.

The interim results of the Phase I/II study, which is being conducted with participating member sites of the Prostate Cancer Clinical Trial Consortium (PCCTC), demonstrated that 47% of subjects who were radiographically evaluable for response had stable disease. With the assessment of progression every 56 days, the median time to progression was 107 days. Forty-three percent of the biochemically evaluable subjects experienced a drop in PSA during treatment, with 33 % equal to or greater than a 50% decline.

Individuals experienced increases in PSA with stable disease. Plasma PSA increases are expected because the mechanism of action is believed to involve inhibition of tumor cell proliferation while the androgen receptor transcription element is engaged, independent of the androgen receptor. This results in an increase in tumor cell PSA expression followed by induction of apoptosis, which releases PSA into circulation. As tumor cell death occurs, the PSA is expected to decline or stabilize.

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"Based on the encouraging responses and the tolerability profile we have seen in these end-stage patients, we are dose-escalating to 200 mg per day," commented Dr. Montgomery. "As we track time to progression through further treatment cycles, we expect that PSA levels will remain stable or continue to decline, consistent with the unique mechanism of this drug, which is distinct from other compounds in later-stage development for CRPC."

Howard Scher, M.D., Chief of the Genitourinary Oncology Service at the Sidney Kimmel Center for Urologic and Prostate Cancers at Memorial Sloan-Kettering and Principal Investigator of the PCCTC, added: "These data provide initial evidence of activity in late-stage prostate cancer. The next step will be to expand the subject eligibility criteria to include earlier-stage, chemotherapy-naive patients in a controlled Phase II trial."

APOPTONE Clinical Trial Design

The study is an open-label study with the primary objective of assessing safety, tolerance, PK and activity of Apoptone in men with CRPC and an ECOG PS of <2 who failed at least one taxane-containing chemotherapy regimen and either radiographically or biochemically progressed. Patient cohorts are defined by oral twice-daily doses of 10 mg, 20 mg, 30 mg, 50 mg, 100 mg or higher (MTD has not yet been reached). Subjects are treated on 28-day cycles until toxicity or disease progression; CT and bone scans are obtained every two cycles to assess progression.

About Prostate Cancer

Over one million men in the United States have prostate cancer; approximately 90,000 of these patients have late-stage prostate cancer, resulting in approximately 28,000 deaths each year. There are currently no approved treatments for end-stage (hormone and chemotherapy refractory) prostate cancer and the survival time is estimated to be between 8 and 12 months.

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About Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals is a development-stage company with two product candidates in clinical trials: Apoptone® (HE3235), in the dose-escalation portion of a Phase I/II trial of patients with late-stage prostate cancer, and Triolex®, in a Phase IIa trial in obese type 2 diabetes mellitus patients. Apoptone® and Triolex® represent the lead candidates from Hollis-Eden's small molecule platform based on metabolites or synthetic analogs of endogenous steroid hormones. For more information on Hollis-Eden please visit www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the Apoptone® mechanism of action; that PSA levels will remain stable or continue to decline; and expanding subject eligibility criteria to include earlier-stage, chemotherapy-naive patients in a controlled Phase II Apoptone® trial. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hollis-Eden's actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company's business, including, but not limited to: the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for TRIOLEX® (HE3286), APOPTONE® (HE3235) or any other investigational drug candidate; the Company's future capital needs; the Company's ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Hollis-Eden undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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